EXHIBIT 5.4

November 22, 2011

Burlington Coat Factory Warehouse Corporation

1830 Route 130 North

Burlington, New Jersey 08016

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel in the states of Arizona, Colorado, Nevada, and Utah to Burlington Coat Factory Warehouse Corporation, a Delaware corporation (the “Issuer”), and each of the guarantors listed on Schedule A hereto (the “Guarantors” and each a “Guarantor”). This opinion letter is being delivered in connection with the proposed registration by the Issuer of $450,000,000 in aggregate principal amount of the Issuer’s 10% Senior Notes due 2019 (the “Exchange Notes”), to be guaranteed (the “Guarantees”) by the Guarantors, and the other subsidiaries of Issuer who are guarantors under the Guarantees, pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on July 15, 2011 (File No. 333-175594). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to the Indenture dated as of February 24, 2011 (the “Indenture”) by and among the Issuer, the Guarantors and Wilmington Trust FSB, as trustee. The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 10% Senior Notes due 2019 issued on February 24, 2011, of which $450,000,000 in aggregate principal amount is outstanding and is subject to the exchange offer pursuant to the Registration Statement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation, articles of organization, bylaws and operating agreements, as applicable, of the Guarantors; (ii) resolutions of boards of directors or sole member of the Guarantors, as applicable, with respect to the issuance of the Exchange Notes and the Guarantees; (iii) a good standing certificate with respect to each of the Guarantors issued by the Secretary of State, Division of Corporations or Corporation Commission of the state in which the applicable Guarantor is organized or incorporated; and (vi) forms of the Guarantees to be executed by the Guarantors.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as

Burlington Coat Factory Warehouse Corporation

November 22, 2011

copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantors, and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantors. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and the Guarantors.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

(i) Burlington Coat Factory Realty of Mesa, Inc. and Burlington Coat Factory Realty of Desert Sky, Inc. are corporations duly organized and in good standing under the laws of the State of Arizona and have the requisite corporate power, and have taken all requisite corporate action necessary, to enter into the Guarantees to which they are a party.

(ii) Burlington Coat Factory of Arizona, LLC is a limited liability company, validly existing and in good standing under the laws of the State of Arizona and has the requisite limited liability company power, and has taken all requisite limited liability company action necessary, to enter into the Guarantee to which it is a party.

(iii) Burlington Coat Factory of Colorado, LLC is a limited liability company duly organized and in good standing under the laws of the State of Colorado and has the power to and has taken all action necessary to enter into the Guarantee to which it is a party.

(iv) Burlington Coat Realty of Las Vegas, Inc. is a corporation duly incorporated and in good standing under the laws of the State of Nevada and has the corporate power to and has taken all corporate action necessary to enter into the Guarantee to which it is a party.

(v) Burlington Coat Factory of Nevada, LLC is a limited liability company duly organized and in good standing under the laws of the State of Nevada and has the power to and has taken all action necessary to enter into the Guarantee to which it is a party.

(vi) Burlington Coat Factory of Utah, LLC is a limited liability company duly organized and in good standing under the laws of the State of Utah and has the power to and has taken all action necessary to enter into the Guarantee to which it is a party.

We hereby consent to the filing of this opinion as Exhibit 5.4 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal matters” in the

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November 22, 2011

Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the States of Arizona, Colorado, Nevada, and Utah, as applicable, as in effect on the date hereof. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Yours very truly,

/s/ Snell & Wilmer, L.L.P.

Snell & Wilmer L.L.P.

Schedule A

Guarantors	Jurisdiction of Organization

Burlington Coat Factory Realty of Mesa, Inc.	Arizona

Burlington Coat Factory Realty of Desert Sky, Inc.	Arizona

Burlington Coat Factory of Arizona, LLC	Arizona

Burlington Coat Factory of Colorado, LLC	Colorado

Burlington Coat Realty of Las Vegas, Inc.	Nevada

Burlington Coat Factory of Nevada, LLC	Nevada

Burlington Coat Factory of Utah, LLC	Utah